ARTICLES SUPPLEMENTARY

                                       OF

                                 GBG FUNDS, INC.


     GBG Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:    The Board of Directors of the Corporation, at a meeting of the
Board of Directors held on December 19, 1996, adopted a resolution classifying Two Hundred Million (200,000,000) shares of unclassified common stock as Small Cap Stock Class common stock, in each case by setting or changing before the issuance of such shares, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof as hereinafter set forth.

     SECOND: The shares of Small Cap Stock Class common stock as so classified by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restriction, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article SEVENTH of the Articles of Incorporation of the Corporation and shall be subject to all provisions of the Articles of Incorporation relating to stock of the Corporation generally.

     THIRD:    The shares aforesaid have been duly reclassified by the Board of
Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

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     IN WITNESS WHEREOF, GBG Funds, Inc. has caused these Articles Supplementary to be signed on this ___th day of February, 1997 in its name and on its behalf by its duly authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under penalties of perjury.


                                        GBG Funds, Inc.


                                        By:__________________________
                                             John M. Smith
                                             President


ATTEST:


__________________________
Joseph A. Caruso
Secretary